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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K



                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):


                                 AUGUST 6, 1999


                      SUNSHINE MINING AND REFINING COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          STATE OF DELAWARE                       1-10012                                   75-2618333
      (STATE OF INCORPORATION)             (COMMISSION FILE NO.)                 (IRS EMPLOYER IDENTIFICATION NO.)
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                877 W. MAIN STREET, SUITE 600, BOISE, IDAHO 83702
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (208) 345-0660

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ITEM 5. OTHER INFORMATION.

        Effective August 6, 1999 at 4:30 p.m., Delaware time, the Company implemented a One-for-Eight reverse stock split of the Company's authorized and issued and outstanding shares of common stock, par value $0.01 (the "Reverse
Stock Split"). The Reverse Stock Split was implemented pursuant to the terms of a Certificate of Amendment of Certificate of Incorporation of the Company. Prior to effecting the Reverse Stock Split, the Company was authorized to issue six hundred million (600,000,000) shares of common stock, par value $0.01, of which 282,223,303 shares were issued and outstanding. After giving effect to the Reverse Stock Split, the Company is now authorized to issue seventy-five million
(75,000,000) shares of common stock, par value $0.01, of which 35,277,913 shares, subject to adjustment for fractional shares, will be outstanding.

        The Reverse Stock Split was undertaken at this time in order to increase the price of the Company's common stock to over $1.00, to comply with New York
Stock Exchange continued listing requirements.

        As a result of the Reverse Stock Split, the following adjustments are being made:

        The Conversion Price of the Company's 8 7/8% Convertible Subordinated
Reset Debentures Due 2008 ("Debentures") is adjusted pursuant to Section 1304 of the Indenture. Pursuant to that section, the Conversion Price for the Notes, which prior to the Reverse Stock Split was $1.66, has been increased to $13.28 per share.

        The exchange price for the 8% Senior Exchangeable Notes due 2000, which prior to the Reverse Stock Split was $1.00 per share, has been adjusted to $8.00 per share pursuant to the terms of these notes.

        The conversion prices for the 10% Senior Convertible Promissory Notes which, prior to the Reverse Stock Split, were $0.95 and a $0.4375 per share have been adjusted to $7.60 and $3.50 per share, respectively, pursuant to the terms of these notes.

        The maximum conversion price for the 5% Convertible Notes due January
28, 2001, which, prior to the Reverse Stock Split was $0.6875, has been increased to $5.00 per share. Also, each reported price for the common stock occurring on any trading day prior to the effective time of the Reverse Stock
Split and included in the period useD for determining the formula conversion price should be multiplied by eight (8) before calculating the formula conversion price.

        Pursuant to Section 10.1(b) of the Warrant Agreement governing the $1.38
Warrants ("Warrants"), the Exercise Rate for a Warrant has been adjusted such that each Warrant may be exercised to purchase one-eighth (1/8) of a share of common stock for $1.38. Thus, prior to expiration of the Warrants, eight (8)
Warrants may be exercised to acquire one (1) share of common stock at $11.04 per share.

        The exercise rate for certain warrants provided that, prior to the Reverse Stock Split, they could be exercised to acquire 1,252,174 shares of common stock at $0.46875 per share and 834,783 shares of common stock at $2.875 per share. The exercise rate for these warrants has been adjusted per their terms such that these warrants may be exercised to purchase 156,522 shares at $3.75 per share and 104,348 shares at $23.00 per share.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        SUNSHINE MINING AND REFINING COMPANY

Dated:  August 11, 1999                 /s/ WILLIAM W. DAVIS
                                        ---------------------------------------
                                        By: William W. Davis
                                            Executive Vice President and
                                            Chief Financial Officer